Exhibit 4.4

Pactiv Evergreen Inc.

Description of Securities

As of March 7, 2023, the only class of securities of Pactiv Evergreen Inc., or the Company, registered under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, is our common stock, par value $0.001 per share, which we refer to as the Common Stock.

Authorized Capital Stock

Our authorized capital stock consists of 2,000,000,000 shares of Common Stock and 200,000,000 shares of preferred stock, par value $0.001 per share, which we refer to as Preferred Stock. As of March 7, 2023, there are no outstanding shares of Preferred Stock. All outstanding shares of our capital stock are fully paid and non-assessable.

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, or our Charter, and our Amended and Restated Bylaws, or our Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Charter, the Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, for additional information.

Voting Rights: The holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights: Holders of shares of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors, which we refer to as the Board, out of funds legally available therefor, subject to preferences that may be applicable to any outstanding shares of Preferred Stock.

Liquidation Rights: Subject to any preferential rights of outstanding shares of Preferred Stock, holders of our Common Stock will share ratably in all assets legally available for distribution to our stockholders after the payment of our debts and other liabilities in the event of our dissolution, liquidation or winding up.

Other Rights: Our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. Our Charter contains no restrictions on the alienability of the Common Stock. There are no provisions discriminating against any existing or prospective holder of the Common Stock as a result of such holder’s owning a substantial amount of securities.

Transfer Agent and Registrar: The transfer agent and registrar for our Common Stock is EQ, formerly known as American Stock Transfer & Trust Company, LLC.

Listing: Our Common Stock is traded on the Nasdaq Stock Market under the symbol “PTVE.”

Certain Anti-Takeover Provisions

Certain provisions of our Charter and Bylaws that could have the effect of delaying, deferring or preventing a change in control of the Company are described in this section.

Many of these provisions take effect at a time that we refer to as the Effective Date, which is the first date on which Mr. Graeme Richard Hart or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs, any of his immediate family members or any of their respective affiliates (we refer to Packaging Finance Limited and all of the foregoing, collectively, as the Hart Entities) and any other transferee of all of the outstanding shares of common stock

Exhibit 4.4

held at any time by the Hart Entities which are transferred other than pursuant to a widely distributed public sale no longer beneficially own more than 50% of the outstanding shares of our common stock

Staggered Board: Our Charter and Bylaws provide that, before the Effective Date, all directors will stand for election each year at our annual meeting of stockholders. From and after the Effective Date, our Board will be divided into three classes serving staggered three-year terms, with one class standing for election each year. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board, which could make it more difficult for stockholders to cause a change of control to occur if the incumbent members of the Board are opposed to doing so.

Action by Written Consent: Our Charter and Bylaws provide that from and after the Effective Date, holders of our common stock will not be able to act by written consent without a meeting. This provision may make it more difficult for stockholders to take action opposed by the Board.

Special Meetings: Our Charter and Bylaws provide that special meetings of our stockholders may be called only by our Chief Executive Officer, the Chair of our Board, a majority of the directors or stockholders holding more than 50% of the voting power of our outstanding common stock (which ability of stockholders to call special meetings will terminate on the Effective Date). Our Charter and Bylaws specifically deny any power of any other person to call a special meeting. This provision may make it more difficult for stockholders to take action opposed by the Board.

Limits on Charter Amendments: Until the Effective Date, the provisions of our Charter may be amended by the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock. From and after the Effective Date, the affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding shares of common stock will be required to amend provisions of our Charter.

Limits on Bylaws Amendments: Our Bylaws may generally be altered, amended or repealed, and new bylaws may be adopted (i) by the affirmative vote of a majority of directors present at any regular or special meeting of the Board called for that purpose or (ii) until the Effective Date, by the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock, and from and after the Effective Date, by the affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding shares of common stock.

Advance Notice Provisions: Our Bylaws establish advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the Board or one of its committees. Any stockholder wishing to nominate persons to stand for election as a director or to bring other business before stockholder meetings must deliver advance written notice and certain other information to our secretary in accordance with the Bylaws. These provisions may preclude or deter some stockholders from bringing matters before, or making nominations for directors at, an annual meeting of stockholders.

Undesignated Preferred Stock: Our Board has the authority, without further vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights or preferences that could reduce, minimize or otherwise adversely affect the voting power and other rights of holders of Common Stock or other series of Preferred Stock impede the success of any attempt to change control of the Company.

Business Combination Statute:

Section 203 of the DGCL, which restricts a wide range of transactions between a corporation and certain of its stockholders, applies to Delaware corporations unless they have expressly elected to opt out of its provisions in their certificate of incorporation or bylaws. Neither our Charter nor our Bylaws contains a provision electing to opt out of the application of Section 203 of the DGCL.

Under Section 203 of the DGCL, an “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined

Exhibit 4.4

to include mergers or consolidations with, sales or other dispositions of more than 10% of the corporation’s assets to, certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by or receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder.

Section 203 prevents an interested stockholder from engaging in a business combination with the corporation for three years from becoming an interested stockholder unless (a) the Board approved either the business combination or the transaction resulting in the person becoming an interested stockholder before the person became an interested stockholder; (b) on consummation of the transaction resulting in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.